Exhibit 10.46

Momentive Performance Materials Holdings LLC

2014 INCENTIVE COMPENSATION PLAN (the “Plan”)

Purpose of the Plan

The Plan is sponsored by Momentive Performance Materials Holdings LLC (“Parent” or “Momentive”) to reward associates of Momentive Specialty Chemicals Inc. (MSC) and Momentive Performance Materials Inc. (MPM) and their subsidiaries for delivering increased value by profitably growing the business and controlling costs. The Plan is designed to link rewards with critical financial metrics for the purposes of promoting actions which are the most beneficial to the company's short-term and long-term value creation.

Plan Year

1 January 2014 - 31 December 2014

Eligibility for Participation

Participation is based on each individual associate's scope of responsibility and contribution within the organization, as well as the market prevalence for incentive in the country where they are employed. Each participant is assigned to participate at either the corporate, division or sector, business unit, regional or commercial plan level.

Plan Performance Measures

The Plan targets are based on three performance criteria: EBITDA, EH&S and Cash Flow.

EBITDA (sometimes also referred to as Segment EBITDA): Earnings before Interest, Taxes, Depreciation and Amortization, adjusted to exclude certain non-cash, certain other income and expenses and discontinued operations.

The achievement of EBITDA targets is the critical measure on which the investment community and future shareholders will evaluate Momentive's performance in 2014. As a result, the participants should be focused and incentivized to manage the business to achieve targets in EBITDA.

Segment EBITDA will be measured for the Parent (“Momentive EBITDA”), for each of the Epoxy, Phenolic and Coating Resins and Forest Products Divisions of MSC and the Silicones & Quartz Division of MPM (each a “Division”) and for specified MSC and MPM Business Units/Regions.

Associates participating at the corporate, Division, Sector or Business Unit plan level have a total of 60 percent of their incentive target based on the achievement of the EBITDA targets. Associates participating at the Commercial plan level have either 10 percent or 20 percent of their incentive target based on the achievement of the EBITDA targets.

EH&S: Measures the environmental, health and safety measure referred to as 1) SIF, or Severe Incident Factor. SIF will be measured for the Parent, for each Division and for specified Business Units/Regions, and 2) ERI, or Environmental Reportable Incidents. Five percent of each participant's incentive target will be based on the achievement of the applicable SIF goal and 5 percent of each participant’s incentive target will be based on the achievement of the applicable ERI goal.

Cash Flow: Represents the amount of cash generated by business operations. Cash flow is defined as Segment EBITDA, net trading capital improvement and/or usage, capital spending and interest paid along with other operating cash flow items such as income taxes paid and pension contributions. The purpose of this component is to focus on cost control and cost reduction actions to preserve an adequate amount of liquidity to fund operations and capital expenditures, service debt and ultimately sustain the business through difficult economic cycles. Cash Flow will be measured for the Parent and for each Division at the end of the Plan Year, and may exclude certain unusual, non-recurring items at the discretion of the Compensation Committee of the Board of Managers. Associates participating at the corporate, Division, Sector or Business Unit plan level have a total of 30 percent of their incentive target based on the achievement of the applicable Parent or Division Cash Flow target. Associates participating at the Commercial plan level have either 20 percent or 30 percent of their incentive target based on the achievement.

Supplementary Commercial Measure

MSC associates participating at the Commercial plan level are eligible for an additional sales incentive measure.

In addition to EBITDA, EH&S & Cash Flow, MSC Commercial plans contain: MOM

MOM (Margin over Material): Refers to Sales less Raw Materials & Distribution Costs.

MSC associates participating at the Commercial plan level have 50 percent of their incentive target based on MOM achievement.

Target Incentive

Each eligible participant will have a target incentive opportunity expressed as a percent of his or her base salary. Targets and plan assignment levels are determined by the associate's, country/region of employment, and the scope of his or her role and contributions within the organization.

Plan Structure

The following tables depict the structure described above.

2014 Global Momentive ICP - MPM
MPM	Momentive EBITDA	Division EBITDA	Sector EBITDA	EH&S	Cash Flow
GLOBAL & Functional Momentive Resources	30%	10% - EPCD 10% - FPD 10% - SQD	0%	10% CORP	15% - CORP 5% - EPCD 5% - FPD 5% - SQD
DIVISION & Ops Resources	10%	50%	0%	10% Div	30% Div
BU Leaders & Sector Resources	0%	20%	40%	10% Div	30% Div
BU TEAM Resources	0%	10%	50%	10% Div	30% Div

2014 Global Momentive ICP - MSC
MSC	Momentive EBITDA	Division EBITDA	BU EBITDA	EH&S	Cash Flow
GLOBAL & Functional Momentive Resources	30%	10% - EPCD 10% - FPD 10% - SQD	0%	10% CORP	15% - CORP 5% - EPCD 5% - FPD 5% - SQD
DIVISION Resources	10%	50%	0%	10% Div	30% Div
BU Leaders / Team Resources	0%	10%	50%	10% Div - FPD 10% BU - EPCD	30% Div

2014 Global Momentive ICP - MSC Commercial
MSC	Momentive EBITDA	Division EBITDA	BU EBITDA	EH&S	Cash Flow	Sales Incentive Target
EPCD	0%	0%	10%	10%	30%	50% - Regional BU MOM
FPD	0%	0%	20%	10%	20%	50% - Product Line MOM

Calculation of Incentive Payments

The EBITDA measure will have a range of minimum, lower- middle, target, upper-middle and maximum targets for determining incentive award payout as approved by the Compensation Committee. Incentive payout will range from 30 percent of target to a maximum of either 175 percent or 200 percent of the target incentive award depending on the participant’s position in the organization. Each of the performance targets is measured independently such that a payout for achieving one is not dependent upon the achievement of the others, including the achievement of the EBITDA target.

For actual performance between the minimum, lower middle, target, upper middle and maximum targets, a straight line calculation will be made, rounded to the nearest 1/10th percent. There is no additional payment made for performance above the maximum. The final financial award will be determined when the 2014 audited financial performance results are available.

Basis for Award Payouts

Financial Results: Incentive payments will be based on audited and approved financial results. No incentive payment will be made until formal results have been approved by the Momentive Audit and Compensation Committees of its Board of Managers.

Limitations: All incentive payments must be self-funded from funds generated at the corporate, divisional, or business unit / regional level. The Compensation Committee of the Board of Managers may elect to modify the calculation of the annual targets based on acquisitions, divestitures or other unusual, non-recurring events or transactions that occur during the calendar year. Momentive has the right to amend or terminate this Plan at any time.

Employment Requirement: Associates must be employed in an incentive-eligible position for at least three consecutive full months during the Plan Year and must be actively employed by MSC or MPM on the final day of the Plan Year and on the incentive payment date, in order to receive an incentive payment. Plan participants are also eligible to receive an incentive payment if they are employed on the final day of the Plan Year, but prior to the incentive payment date their employment is: (i) involuntarily terminated without cause, (ii) terminated due to the participant’s death or disability, or (iii) terminated due to retirement with the participant having reached age 60 and completed at least three years of service prior to retirement.

Plan Assignment Levels: Any change in a participant’s plan assignment level that is not related to a job transfer, must be approved by an appropriate division or functional Vice President and the Vice President of Total Rewards.

Payments: Incentive payments are subject to applicable taxes and garnishment/wage orders.

Proration of Payments: Proration of payments will be made on a whole-month basis. Associate changes on or before the 15th of any month will be considered to have a full month's service for that month. Associate changes after the 15th of any month will be considered to have started on the 1st of the next month. A participant's incentive payment will be prorated for any of the following conditions:

a.
New Hires: Awards to participants who commenced employment during the Plan Year will be prorated. Employment must commence on or before October 1, 2014 to be eligible to participate in the Plan. Rehires will be treated as new hires.

b.	Salary: Awards will be calculated on the participant's base salary as of July 2014. Awards to participants whose base rate of pay changes after July 2014 will be prorated.

c.
Job Changes or Transfers: Awards to participants changing jobs or transferring between Divisions/Business Units/Regions which result in a change to a different ICP target or plan incentive assignment during the Plan Year will be prorated.

d.
Leaves of Absence/Disability: For approved leaves of absence that exceed 12 cumulative weeks, the amount of time not worked beyond the 12 weeks will be excluded for the Plan Year and the associate will receive a prorated incentive.

Timing of Payments: Typically, financial results are announced in March following the end of the Plan Year and any earned incentive payments are made in April. In no event shall payments be made prior to the final audited year-end financial results are available and the subsequent Incentive Compensation Plan payout approval by the Compensation Committee of the Board of Managers.

The Plan remains at the total discretion of the Parent. Momentive retains the right to amend or adapt the design and rules of the Plan. Local laws will prevail where necessary.

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